UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2024

DYCOM INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

11780 U.S. Highway One, Suite 600,
Palm Beach Gardens, Florida 33408
(Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.33 1/3 per share	DY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement

On May 15, 2024, Dycom Industries, Inc. (“Dycom”), the guarantors party thereto, the lenders named therein (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and other parties named therein amended and restated that certain Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, the “Existing Credit Agreement”) in its entirety (the Existing Credit Agreement as so amended and restated, the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement, among other things, (i) extends the scheduled maturity date from April 1, 2026 to January 15, 2029, (ii) maintains the revolving credit facility thereunder at $650.0 million, (iii) increases the term loan credit facility thereunder from $350.0 million to $450.0 million and (iv) adjusts certain baskets as described therein. The revolving facility under the Amended and Restated Credit Agreement contains a $200.0 million sublimit for the issuance of letters of credit and a $50.0 million sublimit for swingline loans. Subject to certain conditions, the Amended and Restated Credit Agreement provides Dycom the ability to enter into one or more incremental facilities, either by increasing the revolving commitments thereunder and/or in the form of term loans, up to the greater of (i) $350.0 million and (ii) an amount such that, after giving effect to such incremental facilities on a pro forma basis (assuming that the amount of the incremental commitments is fully drawn and funded), the consolidated senior secured net leverage ratio does not exceed 2.25 to 1.00.

Borrowings under the Amended and Restated Credit Agreement (other than swingline loans) will bear interest at a rate equal to either (a) term SOFR plus an applicable margin, or (b) the Administrative Agent’s base rate plus an applicable margin. The Administrative Agent’s base rate is described in the Amended and Restated Credit Agreement as the highest of (i) the federal funds rate plus 0.50%, (ii) the Administrative Agent’s prime rate, and (iii) the term SOFR for a one-month period plus 1.00% and a spread adjustment of 0.10%. In each case, the applicable margin is based upon Dycom’s consolidated net leverage ratio. In addition, Dycom will pay a fee for unused revolver balances based upon Dycom’s consolidated net leverage ratio. Until the delivery of an initial compliance certificate for the fiscal quarter ending April 27, 2024, (x) the applicable margin for term SOFR loans will be 1.50% plus a spread adjustment of 0.10%, (y) the applicable margin for base rate loans will be 0.50% and (z) the commitment fee for unused revolver balances will be 0.25%. Swingline loans will bear interest at a rate equal to the Administrative Agent’s base rate plus an applicable margin based upon Dycom’s consolidated net leverage ratio.

The Amended and Restated Credit Agreement’s financial covenant requires Dycom to maintain a consolidated net leverage ratio of not greater than 3.50 to 1.00, as measured at the end of each fiscal quarter. The Amended and Restated Credit Agreement provides for certain increases to this ratio on the terms and conditions specified therein in connection with permitted acquisitions.

At the time of the effectiveness of the Amended and Restated Credit Agreement, there were no revolving borrowings outstanding and the term loan was fully drawn. All outstanding letters of credit under the Existing Credit Agreement were transferred to the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Second Amended and Restated Credit Agreement, dated as of May 15, 2024, among Dycom Industries, Inc. as the Borrower, the guarantors party thereto, the lenders named therein, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and the other parties named therein.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2024

DYCOM INDUSTRIES, INC. (Registrant)
By:	/s/ Ryan F. Urness
Name:	Ryan F. Urness
Title:	Vice President, General Counsel and Corporate Secretary